Exhibit 10.2

COMPENSATION AGREEMENT

This Compensation Agreement is dated as of June 1, 2010, between Rotate Black, Inc., a Nevada corporation (the “Company”), and Rajat Shah (the “Consultant”).

WHEREAS, the Company has requested the Consultant to provide the Company with certain casino development related legal services in connection with their business (the “Casino Work”) on a fixed fee basis, and the Consultant has agreed to provide the Company with the Casino Work, pursuant to an agreement dated as of December 6, 2009 between the Company and Consultant’s limited liability company (the “Agreement”); and

WHEREAS, in the event the Company is unable to compensate the Consultant’s company timely pursuant to the Agreement the parties agree that Consultant, as the principal of Consultant’s limited liability company shall be entitled to additional compensation to be paid with shares of its common stock;

NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1. The Company will register 1,000,000 shares of the Company’s common stock, par value $.001 per share, and, if the Company is unable to compensate the Consultant’s firm timely in accordance with the Agreement, issue the shares to the Consultant from time to time following the filing of a registration statement on Form S-8 with the Securities and Exchange Commission registering such shares, as set forth in Section 2 below. The shares issued to the Consultant shall represent additional consideration for the Casino Work by the Consultant on behalf of the Company based on the following arrangement: 495,596 shares of stock for the period through and including June 2010 and, thereafter, monthly, at the rate of $25,000 per month.  The shares issued to the Consultant for the period after June 2010 will be based on the average of the closing prices for the shares for the last five trading days of each month.  The certificates for the shares will be issued and delivered to the Consultant no later than the 5th day of the following month, except that the certificate for the shares to be issued in respect of the period through June 2010, shall be delivered immediately following the filing of the Form S-8.

2. Shares to be issued hereunder shall be registered using a Form S-8.  The Company shall file such Form S-8 with the Securities and Exchange Commission within five business days of the execution of this agreement.

3. This Compensation Agreement is in addition to, and does not supersede the Agreement.

IN WITNESS WHEREOF, this Compensation Agreement has been executed by the Parties as of the date first above written.

CONSULTANT

/s/ Rajat Shah
Rajat Shah

The Company:

ROTATE BLACK, INC.

By:	/s/ John Paulsen
John Paulsen
Chief Executive Officer